SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b),(c) AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)
                               (Amendment No. 8)*
                                      EXIT


                               UGC Holdings, Inc.
                          (f/k/a UnitedGlobalCom, Inc.)
                          -----------------------------
                                (Name of Issuer)



                 Class A Common Stock, par value $0.01 per share
                 -----------------------------------------------
                         (Title of Class of Securities)



                                   913247 50 8
                                   -----------
                                 (CUSIP Number)



                      Filed pursuant to Rule 13d-2(a) & (b)
             -------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

         [ ]      Rule 13d-1(b)
         [ ]      Rule 13d-1(c)
         [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.:  913247 50 8              13G                       Page 2 of 8 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    Gene W. Schneider
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY
--------------------------------------------------------------------------------

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    USA
--------------------------------------------------------------------------------

               5.  SOLE VOTING POWER:
                   -0-
               -----------------------------------------------------------------
   NUMBER OF
    SHARES     6.  SHARED VOTING POWER:
 BENEFICIALLY      -0-
   OWNED BY    -----------------------------------------------------------------
     EACH
   REPORTING   7.  SOLE DISPOSITIVE POWER:
    PERSON         -0-
     WITH     -----------------------------------------------------------------

               8.  SHARED DISPOSITIVE POWER:
                   -0-
--------------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                          [ ]
--------------------------------------------------------------------------------

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%
--------------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON

    IN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO.:  913247 50 8              13G                       Page 3 of 8 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    G. Schneider Holdings Co.
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY
--------------------------------------------------------------------------------

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Colorado
--------------------------------------------------------------------------------

               5.  SOLE VOTING POWER:
                   -0-
               -----------------------------------------------------------------
   NUMBER OF
    SHARES     6.  SHARED VOTING POWER:
 BENEFICIALLY      -0-
   OWNED BY    -----------------------------------------------------------------
     EACH
   REPORTING   7.  SOLE DISPOSITIVE POWER:
    PERSON         -0-
     WITH     -----------------------------------------------------------------

               8.  SHARED DISPOSITIVE POWER:
                   -0-
--------------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                          [ ]
--------------------------------------------------------------------------------

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%
--------------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO.:  913247 50 8              13G                       Page 4 of 8 Pages

1.  NAME OF REPORTING PERSON
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

    The MLS Family Partnership LLLP
--------------------------------------------------------------------------------

2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a) [ ]
                                                                         (b) [X]
--------------------------------------------------------------------------------

3.  SEC USE ONLY
--------------------------------------------------------------------------------

4.  CITIZENSHIP OR PLACE OF ORGANIZATION

    Colorado
--------------------------------------------------------------------------------

               5.  SOLE VOTING POWER:
                   -0-
               -----------------------------------------------------------------
   NUMBER OF
    SHARES     6.  SHARED VOTING POWER:
 BENEFICIALLY      -0-
   OWNED BY    -----------------------------------------------------------------
     EACH
   REPORTING   7.  SOLE DISPOSITIVE POWER:
    PERSON         -0-
     WITH     -----------------------------------------------------------------

               8.  SHARED DISPOSITIVE POWER:
                   -0-
--------------------------------------------------------------------------------

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     -0-
--------------------------------------------------------------------------------

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
    CERTAIN SHARES*                                                          [ ]
--------------------------------------------------------------------------------

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%
--------------------------------------------------------------------------------

12. TYPE OF REPORTING PERSON

    PN
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT.

CUSIP NO.:  913247 50 8              13G                       Page 5 of 8 Pages


ITEM 1.

  (a)  Name of Issuer:

          UGC Holdings, Inc., formerly known as United GlobalCom, Inc., a Delaware corporation

  (b)  Address of Issuer's Principal Executive Offices:

          4643 S. Ulster Street
          Suite 1300
          Denver, Colorado  80237


ITEM 2.

  (a)  Name of Person(s) Filing:

          Gene W. Schneider
          G. Schneider Holdings, Co.
          MLS Family Partnership LLLP

  (b)  Address of Principal Business Office or, if None, Residence:

The address for all Reporting Persons is:
          c/o UnitedGlobalCom, Inc.
          4643 S. Ulster Street
          Suite 1300
          Denver, Colorado  80237

  (c)  Citizenship:

Gene W. Schneider is a citizen of the USA and G. Schneider Holdings, Co. and the MLS Family Partnership LLLP are organized under the laws of the State of Colorado.

  (d)  Title of Class of Securities:

          Class A Common Stock, par value $0.01 per share  ("Class A Stock")

  (e)  CUSIP Number:

          Up to January 30, 2002, the Issuer's CUSIP Number for its Class A stock was 913247 50 8. As of January 30, 2002, the Issuer merged with a subsidiary of UnitedGlobalCom, Inc., formerly known as New UnitedGlobalCom, Inc., a Delaware corporation ("United"). The Issuer survived as a subsidiary of United and no longer has any securities registered. The reporting persons received shares of United for their respective interests in the Issuer.


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 13D-1(b) OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

(a) [ ]  Broker or Dealer registered under Section 15 of the Exchange Act.

(b) [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act.

CUSIP NO.:  913247 50 8              13G                       Page 6 of 8 Pages


(c) [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940.

(e) [ ]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E).

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F).

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G).

(h) [ ] A savings association as defined in Section 3(b)of the Federal Deposit Insurance Act.

(i) [ ] A church plan that is excluded from the definition of an investment investment company under Section 3(c)(14) of the Investment Company Act Act of 1940.

(j) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c) check this box. [ ]


ITEM 4.  OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the Issuer identified in Item 1.

(a) Amount beneficially owned: No registered securities owned by any Reporting Person.

(b)  Percent of class:  not applicable

(c)  Number of shares as to which such person has:

     (i)   Sole power to vote or to direct the vote: not applicable

     (ii)  Shared power to vote or to direct the: not applicable

     (iii) Sole power to dispose or to direct the disposition of: not applicable

     (iv) Shared power to dispose or to direct the disposition of: not applicable


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

If statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5% of the class of securities, check the following [X].


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not applicable.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable.

CUSIP NO.:  913247 50 8              13G                       Page 7 of 8 Pages


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         Not applicable, see Item 9 below.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         As stated in Item 2 above, the Issuer no longer has any registered securities. In addition, the Stockholders' Agreement dated April 13, 1993, pursuant to which the Reporting Persons may have been deemed a "group" terminated in connection with the merger described in Item 2 above.


ITEM 10. CERTIFICATIONS.

         Not applicable.

CUSIP NO.:  913247 50 8              13G                       Page 8 of 8 Pages




                                    SIGNATURE

After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Dated:  February 12, 2001       GENE W. SCHNEIDER
                                G. SCHNEIDER HOLDINGS, CO.
                                THE MLS FAMILY PARTNERSHIP LLLP
                                     By: The Nicole Schneider Trust


                                By: /s/ Gene W. Schneider
                                    ------------------------------------------
                                    Gene W. Schneider, individually and as
                                    general partner and as trustee, respectively